Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES
SECOND QUARTER 2004 EARNINGS

BIRMINGHAM, Alabama (August 3, 2004) Protective Life Corporation (NYSE: PL) today reported results for second quarter of 2004. Highlights for the quarter include:

o	Net income increased to $0.86 per diluted share, compared to $0.85 per share in the second quarter of 2003. Included in the current quarter’s net income were net realized investment gains of $0.02 per share, compared to gains of $0.18 per share one year ago.

o	Operating income increased 25.4% to a record $0.84 per diluted share compared to $0.67 per share in the second quarter of 2003. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization and gains (losses) related to certain derivative financial instruments. The tables below reconcile operating income to net income for the Company and its business segments.

o	Life Marketing pretax operating income was $43.6 million compared to $46.1 million in the prior year’s quarter. The prior year’s quarter included a $10.5 million recovery of an overpayment of certain reinsurance premiums. Excluding this amount, pretax operating income for the segments increased 22.3% over the prior year’s quarter.

o	Pretax operating income in the Annuities segment was $5.0 million compared to $3.0 million in the second quarter of 2003, an increase of 66.3%. Annuity sales were $171.6 million for the quarter, an increase of 21.1% over the prior year’s quarter.

o	The Stable Value Products segment reported pretax operating income of $13.9 million for the quarter compared to $10.1 million in the prior year’s quarter, an increase of 37.9%.

o	The Asset Protection segment reported pretax operating income of $4.4 million for the quarter compared to $9.8 million in the prior year’s quarter. Excluding the $6.9 million gain on the sale of an inactive charter in the prior year’s quarter, pretax operating income increased $1.5 million or 50.6%.

o	As of June 30, 2004, share-owners’ equity per share, excluding other comprehensive income, was $25.49 compared with $22.71 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $27.24 compared with $29.41 a year ago.

o	Net income return on average equity for the twelve months ended June 30, 2004 was 14.2%.

o	At June 30, 2004, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report record operating earnings for the second quarter of 2004. Operating income after tax was $60.1 million, an increase of 27% over the prior year. Operating return on average equity improved to 13.3%, within striking distance of our goal to improve operating ROE to 14%. Results of operations were strong across the board. The strategic transformation we initiated several years ago – which emphasized refocusing on our core strengths and competencies – is now producing the anticipated results. We believe the Company is well positioned to finish the year on a strong note.”

Information Relating to Non-GAAP and Other Disclosures in This Press Release

All per share results are presented on a diluted basis.

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income excludes net realized investment gains (losses) and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains and losses but are considered part of operating income. Management believes that consolidated and segment operating income (loss) enhances an investor’s and the Company’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates rise or fall. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments. For the second quarter of 2004, total share-owners’ equity per share was $27.24. Accumulated other comprehensive income per share at June 30, 2004 was $1.75 per share. As a result, share-owners’ equity excluding accumulated other comprehensive income was $25.49 per share.

Net income and operating income return on average equity are measures used by management to evaluate the Company’s performance. Net income return on average equity for the twelve months ended June 30, 2004, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income for the twelve months ended June 30, 2004 was $236.4 million. Operating income return on average equity for the twelve months ended June 30, 2004, is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Operating income for the twelve months ended June 30, 2004 is derived by subtracting from net income realized investment gains (losses) related to investments, net of income tax for this period ($29.5 million), realized investment gains (losses) related to derivatives, net of income tax for this period ($17.5 million), related amortization of deferred policy acquisition costs, net of income tax benefit for this period (($8.5) million), and cumulative effect of change in accounting principle for this period (($10.1) million) and adding to net income derivative gains related to corporate debt and investments net of income tax for this period ($12.9 million). Operating income for the twelve months ended June 30, 2004 was $220.9 million. Average equity differs from the GAAP measure, share-owners’ equity, in that it is an average of share-owners’ equity excluding accumulated other comprehensive income over the last five quarters. Average share-owners’ equity for the five most recent quarters was $2.0 billion (June 30, 2004 — $1.9 billion; March 31, 2004 — $2.2 billion; December 31, 2003 — $2.0 billion; September 30, 2003 — $2.0 billion; and June 30, 2003 — $2.0 billion) and average accumulated other comprehensive income was $0.3 billion (June 30, 2004 — $0.1 billion; March 31, 2004 — $0.5 billion; December 31, 2003 — $0.3 billion; September 30, 2003 — $0.3 billion; and June 30, 2003 — $0.5 billion). As a result, average share-owners’ equity (excluding accumulated other comprehensive income) was $1.7 billion.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SECOND QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
                                                        2Q2004             2Q2003
                                                       -------             -------

Operating income                                       $60,053             $47,282
Realized investment gains (losses) and
   related amortization, net of certain
   derivative gains (losses)                             1,242              12,094
                                                       -------             -------
Net Income                                             $61,295             $59,376
                                                       =======             =======

($ per share; net of income tax)
                                                       2Q2004             2Q2003
                                                       ------             ------

Operating income                                        $0.84              $0.67
Realized investment gains (losses) and
   related amortization, net of certain
   derivative gains (losses)
     Investments                                        (0.01)              0.19
     Derivatives                                         0.03              (0.01)
                                                       -------            -------
Net Income                                              $0.86              $0.85
                                                       =======            =======

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX

($ in thousands)
                                                       2Q2004              2Q2003
                                                       -------             -------

LIFE MARKETING                                         $43,597             $46,116
ACQUISITIONS                                            23,461              24,281
ANNUITIES                                                4,975               2,991
STABLE VALUE PRODUCTS                                   13,926              10,098
ASSET PROTECTION                                         4,371               9,761
CORPORATE AND OTHER                                      3,128             (22,561)
                                                       -------             -------
                                                       $93,458             $70,686
                                                       =======             =======

Segment operating income (loss) excludes net realized investment gains (losses) and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors and not changes in mortality and morbidity expenses. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains (losses) but are considered part of operating income because the interest rate swaps are mitigating interest rate risk related to items affecting operating income.

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains and losses and related amortization as set forth in the table below.

($ in thousands)                                                2Q2004            2Q2003
                                                                -------          -------

Operating income before
  income tax                                                    $93,458          $70,686
Realized investment gains (losses)
   investments and derivatives
     Stable Value Contracts                                       2,022            4,260
     Annuities                                                      290           11,206
     Corporate and Other                                          5,505           18,392
Less derivative gains related to
   corporate debt and investments
     Corporate and Other                                         (5,354)          (5,885)
Related amortization of deferred policy
   acquisition costs
     Annuities                                                     (551)          (9,367)
                                                                -------          -------
Income before income tax                                        $95,370          $89,292
                                                                =======          =======

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains and losses and the related amortization of deferred policy acquisition costs) for the Annuities segment was $4.7 million for the quarter and $4.8 million for the prior year’s quarter. Income before income tax for the Stable Value segment was $15.9 million for the quarter, compared to $14.4 million in the second quarter of 2003. Income before income tax for the Corporate and Other segment was $3.3 million for the quarter and a loss of $10.1 million for the prior year’s quarter.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
                                                          2Q2004            2Q2003
                                                          ------            ------

LIFE INSURANCE                                             $62.9             $74.7
ANNUITIES                                                  171.6             141.8
STABLE VALUE PRODUCTS                                      108.3             130.0
ASSET PROTECTION                                           122.8             128.7

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income in the quarter was $43.6 million compared to $46.1 million in the second quarter of 2003. Included in the prior year’s quarter was a $10.5 million recovery of previously disclosed overpayment of certain reinsurance premiums. Excluding this amount, pretax operating income for the segment increased 22.3% over the prior year’s quarter. This increase is primarily attributable to growth in business-in-force due to strong sales in prior periods. Life insurance sales were $62.9 million for the quarter. As expected, life insurance sales moderated somewhat from the unusually strong sales of $74.7 million in the second quarter of 2003.

Mortality experience during the quarter was in line with pricing and $0.8 million less favorable than in the prior year’s quarter.

ACQUISITIONS: Pretax operating income was $23.5 million in the second quarter of 2004 compared to $24.3 million in the prior year’s quarter. The decrease is primarily attributable to the run-off of the in-force block. The segment had favorable mortality experience of $2.2 million in the second quarter, approximately $1.4 million more favorable than the prior year’s quarter.

ANNUITIES: Pretax operating income in the Annuities segment increased to $5.0 million in the second quarter of 2004, compared to $3.0 million in the second quarter of 2003, primarily due to higher sales volume.

Total annuity sales were $171.6 million in the quarter compared to sales of $77.8 million in the first quarter of 2004, an increase of 120.5%. The increase is primarily attributable to the increase in fixed annuity sales as interest rates increased. Annuity account balances were $5.2 billion as of June 30, 2004.

STABLE VALUE PRODUCTS: Pretax operating income in the Stable Value Products segment was $13.9 million in the quarter as compared to $10.1 million in the second quarter of 2003. Spreads widened from 101 basis points in the second quarter of 2003 to 113 basis points in the second quarter of 2004. The spread improvement is primarily attributable to lower liability costs and lower expenses. Stable value account balances ended the quarter at $4.9 billion. Average account balances increased by $908.9 million compared to the same period in the prior year.

ASSET PROTECTION: Second quarter pretax operating income for the Asset Protection segment was $4.4 million compared to $9.8 million in the second quarter of 2003. During the second quarter of the prior year, the Company realized a gain of $6.9 million on the sale of an inactive charter. Excluding the gain, pretax operating income increased $1.5 million or 50.6%. The increase is primarily attributable to favorable underwriting results in the vehicle and marine service contract lines. In addition, the segment’s ancillary runoff residual value line was reclassified to the Corporate & Other segment during the quarter.

CORPORATE AND OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $3.1 million in the second quarter compared to a loss of $22.6 million in the second quarter of 2003. Included in the prior year’s quarter was a charge of $25.4 million primarily due to reserve strengthening in the runoff residual value line of business. Participating mortgage income increased $2.4 million to $8.5 million in the second quarter of 2004. Investment income on unallocated capital increased $2.7 million over the prior year’s quarter. Reserves in the run-off surety line were strengthened by $1.5 million in the quarter. After a determination that the residual value line was not core to the Asset Protection business, the Company reclassified it to the Corporate & Other segment and strengthened reserves by $3.0 million in the current quarter.

CONFERENCE CALL

There will be a conference call for management to discuss the second quarter results with analysts and professional investors on Tuesday, August 3, 2004 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-862-9098 (international callers 1-785-424-1051) and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern August 3 until midnight August 10. The recording may be accessed by calling 1-888-567-0676 (international callers 1-402-530-0418).

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern August 3 until midnight August 10.

Supplemental financial information is available through our web site at www.protective.com.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Sheri Cook
Vice President, Corporate Finance/Investor Relations
(205) 268-3773